EXHIBIT 10.17.1
                    LETTERHEAD OF THE COCA-COLA COMPANY


                            December 6, 1999


Mr. M. Douglas Ivester
Atlanta, Georgia

Dear Doug:

This letter outlines the terms under which you will separate from The Coca-Cola Company. You have indicated that you will relinquish your position as Chairman and Chief Executive Officer of The Coca-Cola Company effective April 19, 2000.

The Board of Directors has accepted your resignation effective April 19, 2000 and the terms and conditions described in this letter have been approved by the Compensation Committee (or the appropriate Subcommittee) of the Board on December 5, 1999.

From the date of your separation until the end of the month in which you attain your 55th birthday, you will receive payments from the Company equal to your current monthly salary at the rate of $125,000 per month ($1,500,000 per year). In February of each year from 2000 to 2002, you will receive a payment in lieu of annual and long-term incentives in the amount of $1,500,000 (total payments of $4,500,000).

The Compensation Committee has approved the payment of the deferred amounts you earned in the Long Term Incentive Plan, and payments will be release to you as follows:

PLAN                  PAYMENT DATE                  AMOUNT TO BE PAID
----                  ------------                  -----------------

1995-1997             First Quarter of 2000         $536,428 plus interest

1996-1998             First Quarter of 2001         $351,000 plus interest

You forfeit all other Long-Term Incentive awards for plans in process (1997-1999, 1998-2000, 1999-2001).

The Restricted Stock Subcommittee has released restrictions on the 1,950,000 shares of restricted stock that have been granted to you previously, and the shares will be released to you within 60 days. Additionally, you will receive a cash payment equal to the

December 5, 1999
Page 2

estimated total of the combined federal, state and local taxes due on the restricted stock granted under the 1983 Plan, and the calculation of the total payment shall be consistent with the methodology used to calculate such payments for all other Plan participants. You are responsible for income taxes on all amounts received under the terms of this letter.

It is noted that the price of a share of common stock of The Coca-Cola Company as of Friday, December 3, 1999 was $68.312. Effective immediately, the Stock Option Subcommittee has waived vesting requirements on the unvested stock options award granted to you on October 21, 1999. After your separation on April 19, 2000, you will have 6 months (until October 19, 2000) to exercise any unexercised option granted to you. Failure to exercise within that timeframe would result in forfeiture of the options.

Upon attainment of age 55, you will be eligible to begin receiving retirement benefits from the Employee Retirement Plan as well as any amounts that may be vested under the Key Executive Retirement Plan. Should you elect to begin receiving payments immediately upon attainment of age 55, the Company will supplement such payment so that the amount you receive shall not be less than $115,000 per month. Should you elect not to immediately begin receiving payments at age 55, a 3% upward adjustment will be made the $115,000 total payment for each year that retirement payments are delayed beyond age 55.

In May 2000, you will receive a lump sum distribution of your Supplemental Thrift Plan and Compensation Deferral and Investment Plan accounts.

Beginning in 2002, the Company will engage you as a consultant for a period of six years at an annual rate of $675,000. The agreement may be extended at the end of that period with mutual consent and subject to revision of the terms of the agreement mutually acceptable to you and to the Company.

The Company will reimburse you for the cost of your COBRA continuation of benefit coverage, in an amount sufficient to net you full reimbursement after payment of taxes. Upon the expiration of your COBRA coverage, the Company will make a payment equal to $300,000 net of taxes to enable you to obtain continuing medical coverage for yourself and for Kay.

The Company will grant title to you for your Company automobile, mobile telephones and laptop computer and the like.

December 5, 1999
Page 3

The Company will make contributions in double the amount of any contributions you make to organizations which qualify for the Company's Matching Gifts Program, subject to the normal annual limit as defined in the Program for the years 2000, 20001 and 2002.

Until May 1, 2001, the Company will provide you with suitable office space and secretarial services, the existing security systems at your home will be maintained, and the Company will reimburse you for all club dues attributable to the periods prior to that date for existing clubs.

Finally, the Company will reimburse you for any out-of-pocket expenses authorized by and incurred on behalf of the Company.

In return for the payments, benefits and actions delivered within this letter, you agree to be available for consulting to the Company as requested by the Chief Executive Officer of the Company from time to time. You also agree not to be engaged by or provide services, information or consultation to any company which operates commercially in the nonalcoholic beverage industry, beginning now and ending with the expiration of the consulting agreement scheduled to end in 2007.

We appreciate you long and loyal service on behalf of The Coca-Cola Company.



On behalf of the Board

/s/ Herbert A. Allen         /s/ Douglas N. Daft
-------------------------    ------------------------------
Herbert A. Allen             Douglas N. Daft
Chairman Compensation        President & Chief Operating Officer
     Committee               The Coca-Cola Company
The Board of Directors of
The Coca-Cola Company



Agreed and accepted this 6th day of December, 1999


/s/ M. Douglas Ivester
-------------------------
M. Douglas Ivester